The Gabelli Convertible & Income Securities Fund Inc. Form N-CSR/A

Exhibit 99.(c)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-2 of The Gabelli Convertible and Income Securities Fund and to the use of our report dated November 29, 2023 on the financial statements and financial highlights of Gabelli Convertible and Income Securities Fund. Such financial statements and financial highlights appear in the 2023 Annual Report to Shareholders, which is incorporated by reference into the Registration Statement.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

July 26, 2024